UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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American Safety Insurance Holdings, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information was sent to ASI employees on June 3, 2013

EMPLOYEE ANNOUNCEMENT

I am excited to report that the attached press release is being issued this morning, announcing our agreement to merge with Fairfax Financial Holdings Limited.  For those not familiar with Fairfax, it is a large international insurance group based in Toronto, Canada, with most of its premium being generated by its U.S. subsidiary companies.  Fairfax is very well respected in the insurance industry, and at the end of last year had approximately $7.7 billion of capital.

With respect to our U.S. business, Fairfax is a good fit for ASI as it will facilitate our ability to take the specialty insurance product platform we have built to the next level.  Our insurance business will be moved to two of Fairfax’s subsidiaries: Crum & Forster and Hudson Insurance Group, rated A 12 and A 15, respectively, by AM Best.

With respect to our Bermuda business, Fairfax has decided to sell American Safety Reinsurance Ltd. to Tower Group, which is a Bermuda based insurance and reinsurance group with an AM Best rating of A- 10 and approximately $1 billion of capital.  As part of the transaction, Tower will purchase our operations in Bermuda, including the assumed reinsurance business.

Over the next several weeks, the senior management team will be meeting with key members of the Fairfax management team to develop an integration plan for the ASI staff.  As those details materialize, they will be communicated to you.

The outcome of this process is a win for the Company, employees and our customers.  The Company wins because it provides a stronger balance sheet that will allow our specialty insurance and reinsurance product platforms to grow more effectively.  For employees, both Fairfax and Tower offer career opportunities in larger public companies.  For our brokers & insureds, it will provide a seamless transition to larger insurance and reinsurance companies.

Our current expectation is that the transaction will close sometime during the fourth quarter.  I want to personally thank all of you for your patience and hard work through a difficult period.  The favorable outcome was a direct result of your efforts, which is something you should all be proud of.  If you have questions, please discuss them with your manager or any member of the senior management team.  As always, my door is also open.

Sincerely,

Steve

The following information was sent to ASI business partners on June 3, 2013

To our valued Business Partners:

I am pleased to announce that American Safety Insurance Holdings, Ltd. (ASI) has completed its process to review strategic alternatives.  Earlier today, we announced that ASI will be acquired by Fairfax Financial Holdings, Ltd. (Fairfax).  Subject to shareholder and regulatory approval, we expect the acquisition to be completed sometime during the fourth quarter.

We view the acquisition of ASI by Fairfax as a very favorable outcome for both ASI and it business partners.  Fairfax has a strong balance sheet with over $8 billion in consolidated stockholders’ equity with over $7 billion in gross written premiums generated through its insurance subsidiaries.  Its U.S. insurance subsidiaries, which operate under Crum & Forster Holdings Corp. and Hudson Insurance Group, carry the “A Excellent” rating by A.M. Best with a financial category size of “XII” or higher.  Fairfax has an established presence in many of our existing E&S and surety product lines and the addition of ASI further demonstrates their commitment to grow and expand in the specialty insurance space.  We expect that many of the relationships that you have built with underwriters at ASI over the years will remain intact following the completion of the acquisition.  All new business and renewals written subsequent to the closing of the acquisition are expected to be issued on the paper of the insurance subsidiaries of Crum & Forster and Hudson Insurance Group.

Between now and the closing, it will be business as usual for you at ASI.  We will be working diligently over the next several months to assure that the transition is orderly and smooth and does not impact our service.  We will be sending periodic updates of our progress and any actions required on your part.  We are very excited about this next phase for ASI, its employees and business partners.  Should you have any questions, please feel free to contact me or your underwriter.  My contact information is jscollo@amsafety.com and my phone number is 770-916-1908.

Sincerely,

Joseph D. Scollo, Jr.
President and Chief Operating Officer

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Additional Information for Shareholders
In connection with the proposed merger, American Safety Insurance Holdings, Ltd. will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by American Safety Insurance Holdings, Ltd. at the Securities and Exchange Commission’s web site at www.sec.gov.  The proxy statement and such other documents may also be obtained for free from American Safety Insurance Holdings, Ltd. by directing such request to American Safety Insurance Holdings, Ltd., the Boyle Building, 2nd Floor, 31 Queen Street, Hamilton HM11, Bermuda, Attn:  Corporate Secretary, telephone: (441) 542-7938, or from the Company’s website, located at www.amsafety.com.

Participants in the Solicitation
American Safety Insurance Holdings, Ltd. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger.  Information concerning the interests of American Safety Insurance Holdings, Ltd.’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed merger when it becomes available.